OTCBB: DCEG	For Immediate Release
All amounts in United States Dollars	August 12, 2003

dot com Entertainment Group Announces
Profitable Second Quarter
 Record software licensing revenue highlights solid performance

TORONTO - (BUSINESS WIRE) - dot com Entertainment Group, Inc. (DCEG), a leading supplier of software and services to the e-gaming industry through its affiliate, Parlay Entertainment Limited (Parlay), today reported a profitable second quarter and first six months of 2003, ended June 30, 2003.

Achievements include:

  Setting a new record for quarterly software licensing revenue;

  Further strengthening the Board of Directors with the appointment of Norman Inkster;

  Receiving a U.S. patent for DCEG's method and system for operating a bingo game on the Internet;

  Expanding distribution channels through a VAR agreement with IGW Software;

  The implementation of Parlay's wireless casino suite by WinwardCasino.com; and,

  Continued progress toward obtaining a listing for DCEG shares on the TSX Venture Exchange.

"We are pleased with the Company's performance in what was a very active and productive first half of 2003," said David Outhwaite, DCEG's Chief Executive Officer. "Over the past three quarters, we have put in place a solid foundation for sustainable growth. With a return to profitability in 2003 and record software licensing revenue in the second quarter, we are seeing the positive impact of those changes. We will build on this momentum in the second half of the year by continuing to execute on new initiatives that drive organic growth and strengthen the Company's competitive position."

Solid Financial Performance
 DCEG generates revenue from software licensing, installation fees and e-digital and support services. Consolidated revenue showed solid growth in the second quarter of 2003, increasing by 19% to $989,236, compared with $829,289 in the second quarter of 2002. Driving this growth was a strong increase in recurring software licensing revenue during the quarter.

At $894,464, software licensing revenue increased by 31% in the second quarter, from $684,193 in the corresponding period of 2002. Software licensing revenue also rose sequentially, increasing by 22% over the first quarter of 2003.

To enhance market competitiveness and secure long-term customer contracts, the Company implemented a standardized licensing revenue structure across its licensee base in the second quarter of 2002. This resulted in reduced licensing revenue rates for a number of licensees. Year-over-year organic growth and the addition of new customers more than offset the impact of licensing rate reductions under the fee structure implemented last year.

Installation fees, which are one-time fees charged to new clients for software implementation, totaled $56,272 in the second quarter of 2003. This compares with installation fees of $84,771 in the second quarter of 2002.

Total expenses were $979,714 in the second quarter of 2003 after deferring software development costs of $110,431, which compares with total expenses of $1,140,483 in the second quarter of 2002. Excluding a one-time charge of $345,207 pursuant to a negotiated contractual settlement, total expenses in the second quarter of 2002 were $795,276.

The strengthening Canadian dollar had an adverse impact on financial results. For the three-month period ended June 30, 2003, the Canadian dollar increased in value against the U.S. dollar by an average of 12.5%, versus the same period in 2002.

Foreign exchange effects, together with fees associated with the Company's application to list its shares for trading on the TSX Venture Exchange, have resulted in additional expenses in the amount of approximately $110,000 for the quarter and year-to-date. In addition, the Company incurred higher general and administrative costs year-over-year in support of the growth of the business.

Net income for the second quarter of 2003 increased to $5,713, compared with a net loss of $202,861 in the second quarter of the prior year. The loss for the second quarter of 2002 includes the after tax impact of the negotiated contractual settlement referred to above of approximately $207,000. Earnings per share for the second quarter of 2003 were $0.00, compared with a loss of $0.02 per share in the second quarter of 2002 (both basic and diluted).

Software licensing revenue increased by 21% to $1,627,714 in the first half of 2003, compared with the first six months of 2002. Consolidated revenue decreased by 7% to $1,916,956 in the first six months of 2003, compared with $2,063,324 in the corresponding period of the prior year. The decrease is due to lower revenue from installation fees and e-digital and support services in 2003. Total expenses increased by 11% to $1,833,187 in the first six months of 2003, after deferring software development costs of $166,222, from $1,646,805 (excluding the one-time charge of $345,207) in the first six months of 2002.

Net income increased by 89% in the first half of 2003, to $50,262, from $26,643 in the corresponding period in 2002. Earnings per share for the six-months ended June 30, 2003 were $0.00 per share, unchanged from the prior year (both basic and diluted).

Corporate Leadership Strengthened
 DCEG recognizes that a strong, independent Board of Directors and good corporate governance practices are fundamental to long-term success. In the second quarter, DCEG continued to strengthen corporate leadership with the addition of Norman Inkster to its Board of Directors. A former Commissioner of the Royal Canadian Mounted Police, past President of Interpol and a member of the Order of Canada, Mr. Inkster brings a wealth of expertise in the areas of law and law enforcement to DCEG. His vast domestic and international experience will be of tremendous benefit as the Company grows its business in regulated gaming markets worldwide.

The Company is also pleased to announce that Mr. Robert Olsen has accepted the position of Chairman of the Board of Directors, effective July 30, 2003. Mr. Olsen has been a member of the Board of Directors since July 11, 2002 and presently serves as the Chair of the Audit Committee. Mr. Olsen is also a member on the Compliance, Governance and Compensation Committee of the Board of Directors.

Bingo Patent Granted
 Subsequent to the quarter end, a United States Patent (# 6,585,590) was issued registering a new method and system of operating a bingo game on the Internet. The granting of this patent protects the significant investment the Company has made in developing and marketing its online bingo technology. As the patent holder, the DCEG group of companies are the only companies authorized to incorporate the patented technology into their bingo product.

Technological Leadership Maintained
 During the second quarter, DCEG achieved a technological milestone when WinwardCasino.com launched the world's first real-time, real-money, full-function wireless casino using Parlay's wireless casino suite. By offering wireless functionality, Parlay enables its customers to extend their brand to the vast and growing market of wireless gamers. WinwardCasino.com's wireless casino suite offers 17 games including blackjack, slots and video poker for real money wagering on phones and PDA handhelds powered by the PocketPC® or Palm OS®. Future enhancements will include new games, such as roulette and craps, and support for additional handheld device platforms.

Distribution Channels Expanded
 DCEG is continually exploring innovative ways to capitalize on the increased demand for online gaming worldwide. During the quarter, the Company announced the signing of a letter of understanding to form a strategic alliance with IGW Software, a leading provider of software to online sportsbooks and horsebooks. Under the agreement, IGW will offer Parlay's Flash-based casino games, including a downloadable Flash-based casino version, across its customer base.

In addition, Global Interest Gaming launched www.iplaybingo.com during the quarter, the newest bingo site on the Net powered by Parlay software.

TSX Venture Exchange Listing On Track
 As announced in the first quarter, one of the Company's strategic objectives in 2003 is to obtain a listing on the TSX Venture Exchange. The objective is to enhance the marketability and profile of DCEG's common shares and expand its shareholder base in Canada. The listing application has been submitted and is under review by the TSX Venture Exchange.

dot com ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
ASSETS	(Unaudited) June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$456,241	$938,705
Accounts receivable:
Trade, less allowance of $18,000	767,181	461,449
($63,000 - 2002)
Other	17,404	21,042
Income taxes recoverable	93,491	181,566
Prepaid expenses and deposits	85,884	53,668
Total current assets	1,420,201	1,656,430

Deferred software development costs	166,222	-
Fixed assets - net	150,360	118,814
Patents - net	2,612	2,165

	$1,739,395	$1,777,409

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$144,124	$167,882
Restructuring reserve	-	67,500
Legal settlement reserve	-	16,344
Income taxes payable	-	3,403
Deferred revenue	73,070	138,463
Total current liabilities	217,194	393,592

Long-term liabilities:
Deferred income taxes	66,489	-

Total liabilities:	283,683	393,592

Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 10,870,500 shares issued and outstanding (10,695,500 - 2002)	10,871	10,696
Additional paid in capital	1,558,866	1,518,847
Retained earnings (accumulated deficit)	(95,464)	(145,726)
	1,474,273	1,383,817
Unearned common stock and option compensation	(18,561)	-
	1,455,712	1,383,817

	$1,739,395	$1,777,409

dot com ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (ACCUMULATED DEFICIT) (Unaudited)
	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2003	2002	2003	2002
Revenues:
Royalties	$894,464	$684,193	$1,627,714	$1,347,738
Installation fees	56,272	84,771	212,042	490,996
e-digital and support services	38,500	60,325	69,700	224,590
Other income	-	-	7,500	-
	989,236	829,289	1,916,956	2,063,324
Expenses:
Sales, marketing and services to licensees	176,083	205,346	326,088	421,927
Research, software development and support services	344,135	371,405	670,832	744,507
General and administrative	398,718	218,525	775,489	480,371
TSX Venture Exchange listing	60,778	-	60,778	-
	979,714	795,276	1,833,187	1,646,805
Loss on contractual settlement	-	345,207	-	345,207
	979,714	1,140,483	1,833,187	1,992,012

Income (loss) before income taxes	9,522	(311,194)	83,769	71,312

Income tax provision (benefit)
Current	(40,364)	(108,333)	(32,982)	44,669
Deferred	44,173	-	66,489	-
	3,809	(108,333)	33,507	44,669

Net income (loss)	5,713	(202,861)	50,262	26,643

Retained earnings (accumulated deficit), beginning of period
	(101,177)	598,244	(145,726)	368,740

Retained earnings (accumulated deficit), end of period
	$(95,464)	$395,383	$(95,464)	$395,383

Net income (loss) per share:
Basic	$0.00	$(0.02)	$0.00	$0.00

Diluted	$0.00	$(0.02)	$0.00	$0.00

Weighted average number of common shares outstanding:
Basic	10,865,500	10,870,833	10,833,833	10,829,167

Diluted	11,087,001	10,870,833	10,885,859	11,138,218

dot com ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2003	2002	2003	2002

Cash flows from operating activities:
Net income (loss)	$5,713	$(202,861)	$50,262	$26,643
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Expenses satisfied by the issuance of common stock and options
	12,149	-	21,634	-
Depreciation	23,840	11,164	44,704	20,974
Loss on contractual settlement	-	345,207	-	345,207
Deferred income tax expense	44,173	-	66,489	-
Changes in non-cash working capital items:
Accounts receivable	(106,310)	190,291	(302,094)	162,243
Prepaid expenses and deposits	(319)	14,793	(32,216)	16,122
Accounts payable and accrued expenses	62	(13,499)	(23,758)	8,207
Accounts payable - officers	-	(27,200)	-	(49,700)
Restructuring reserve	-	-	(67,500)	-
Legal settlement reserve	-	-	(16,344)	-
Income taxes recoverable / payable	(41,514)	(261,328)	84,672	(484,262)
Deferred revenue	(56,485)	(7,571)	(65,393)	(8,197)

Net cash provided (used) by operating activities	(118,691)	48,996	(239,544)	37,237

Cash flows from investing activities:
Purchases of fixed assets and patents	(18,146)	(13,342)	(76,698)	(22,822)
Deferred software development costs	(110,431)	-	(166,222)	-
Net cash used in investing activities	(128,577)	(13,342)	(242,920)	(22,822)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	93,751	-	93,751
Net cash provided by financing activities	-	93,751	-	93,751

Net increase (decrease) in cash and cash equivalents during the period
	(247,268)	129,405	(482,464)	108,166

Cash and cash equivalents, beginning of period	703,509	943,802	938,705	965,041

Cash and cash equivalents, end of period	$456,241	$1,073,207	$456,241	$1,073,207

Supplemental cash flow activities
Income taxes paid / (received)	$1,150	$152,995	$(117,654)	$528,931
Interest paid	$-	$-	$-	$-

About DCEG
 DCEG is a leading software development company specializing in the creation and support of Internet gaming products and related services, which neither operates nor participates in its customers' on-line gaming sites. As one of the first companies to develop and license, through its Barbadian affiliate Parlay Entertainment Limited, multi-player, pay-for-play bingo technology on the Internet, DCEG is a leader in the on-line bingo market, and also offers a comprehensive suite of Java and Flash-based casino and lottery products. DCEG is committed to customer satisfaction and the regulatory compliance of its entertainment software products worldwide.

DCEG is a fully reporting, SEC registered company and its common shares trade on the OTCBB under the symbol DCEG. There are presently approximately 10.9 million shares outstanding.

For further information, please visit our website at www.dceg.com, or contact:

David Outhwaite, Chief Executive Officer	905-337-8524, or
David Callander, Chief Financial Officer	1-888-250-3312

Certain statements in this news release, including, but not limited to, statements containing the words "anticipates", "believes", "expects", 'intends", "will", "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include the uncertainty relating to the lawfulness of Internet gaming, dceg's ability to profitably expand its products and services to new markets and customers, continued industry acceptance of, and the risk of technological obsolescence related to, dceg's game systems and the risk associated with the generation by individual customers of a significant percentage of dceg's revenue, including the risk of non-payment of outstanding receivables, among others.